EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES NO CASH DISTRIBUTION FOR APRIL

Dallas, Texas, April 19, 2016 – Southwest Bank, as Trustee of the Hugoton Royalty Trust (NYSE – HGT) (the “Trust”), today reported that it will not declare a monthly cash distribution to the holders of its units of beneficial interest for the month of April 2016. The following table shows underlying gas sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas sales volumes attributable to the current month were primarily produced in February.

	Underlying Gas Sales Volumes (Mcf) (a)		Average Gas
	Total	Daily	Price per Mcf
Current Month	1,176,000	41,000	$1.70
Prior Month	1,215,000	39,000	$1.89

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the trustee that it has deducted budgeted development costs of $100,000, production expense of $1,505,000 and overhead of $1,031,000 resulting in no net proceeds for April 2016. The trustee will use part of the expense reserve that has been established to pay the $38,000 in administrative expenses. The trustee intends to replenish the reserve out of future monthly net profits income prior to the payment of future distributions to unitholders.

Development Costs

XTO Energy has advised the trustee that based on the revised 2016 development budget, it decreased the monthly development cost deduction from $187,500 to $100,000 beginning in April 2016. Revised 2016 budgeted development costs for the underlying properties are expected to be between $2 million and $4 million. The monthly deduction is based on the current level of development expenditures, budgeted future development costs and the cumulative actual costs under or over the previous deductions. The development cost deduction will continue to be evaluated and revised as necessary.

Excess Costs

XTO Energy has advised the trustee that lower gas prices caused costs to exceed revenues on properties underlying the Kansas and Wyoming net profits interests resulting in no net proceeds for April 2016.

XTO Energy has advised the trustee that the timing of cash receipts and lower gas prices caused costs to exceed revenues on properties underlying the Oklahoma net profits interests resulting in no net proceeds for April 2016.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2015.

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Contact:	Nancy Willis

Vice President

Southwest Bank, Trustee

855-588-7839